Exhibit 99.1

Actinium Issues Letter to Shareholders Outlining Recent and Expected Milestones

Iomab-B IND Filing, Clinical Progress and Competitive Position of Actimab-A,
Create Solid Outlook for Drug Candidates Positioning Company for a Strong 2016

NEW YORK, NY – November 25, 2015 - Actinium Pharmaceuticals, Inc. (NYSE MKT: ATNM) ("Actinium" or "the Company"), a biopharmaceutical company developing innovative targeted payload immunotherapeutics for the treatment of advanced cancers, announced today that it has issued a letter to its shareholders outlining the Company’s recent and expected milestones. Highlights include:

Key Achievements in 2015

●	Submitted the Iomab-B IND filing in November 2015

●	Completed the majority of the Phase 1 clinical trial for Actimab-A which will enable the Phase 2 trial to start in 2016

●	Actimab-A’s positive results imply leadership position in the renewed race for CD-33 targeting drugs in AML

●	Started work on an exciting new indication for one of the drug candidates, with proof of concept studies expected in 2016

●	Successfully labeled an antibody with Actinium-225, creating an exciting new pipeline candidate with broad hematology applications

●	Strengthened development team with key senior level hires ahead of the upcoming Phase 3 clinical trial for Iomab-B and Phase 2 trial for Actimab-A in 2016

"In 2015, the Company achieved several significant milestones for Actimab-A and Iomab-B.  With a strong balance sheet and focused strategic plan, we believe we have positioned ourselves to advance both projects forward and to achieve milestones in 2016. We look forward to 2016 and beyond with confidence,” said Kaushik J. Dave, Ph.D., MBA, Chief Executive Officer of Actinium Pharmaceuticals.

To read the Letter to Shareholders in full, please visit: http://ir.actiniumpharma.com/shareholder-letters.

About Actinium Pharmaceuticals

Actinium Pharmaceuticals, Inc. (www.actiniumpharma.com) is a New York-based biopharmaceutical company developing innovative targeted payload immunotherapeutics for the treatment of advanced cancers. Actinium's targeted radiotherapy products are based on its proprietary delivery platform for the therapeutic utilization of alpha-emitting actinium-225 and bismuth-213 and certain beta emitting radiopharmaceuticals in conjunction with monoclonal antibodies. The Company's lead radiopharmaceutical product candidate Iomab-B is designed to be used, upon approval, in preparing patients for hematopoietic stem cell transplant, commonly referred to as bone marrow transplant. The Company plans to conduct a single, pivotal, multicenter Phase 3 clinical study of Iomab-B in refractory and relapsed AML patients over the age of 55 with a primary endpoint of durable complete remission. The Company's second product candidate, Actimab-A, is continuing its clinical development in a Phase 1/2 trial for newly diagnosed AML patients over the age of 60 in a single-arm multicenter trial.

Forward-Looking Statement for Actinium Pharmaceuticals, Inc.

This news release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Actinium Pharmaceuticals undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Investor and Media Relations:

Robert Haag

Managing Partner

IRTH Communications

atnm@irthcommunications.com

1-866-976-4784

Contact:

Steve O'Loughlin

Senior Director, Finance and Corporate Development

Actinium Pharmaceuticals, Inc.
soloughlin@actiniumpharma.com